FORM OF AMENDMENT TO PRICING AND BOOKKEEPING AGREEMENT

         This Amendment is made and entered into this 1st day of July, 2001 by and between Liberty All-Star Growth Fund, Inc. (the "Fund") and Colonial
Management Associates, Inc. ("Colonial"), a Massachusetts corporation.

         WHEREAS, the Fund and Colonial previously entered into a Pricing and Bookkeeping Agreement dated January 1, 1996, as amended (the "Agreement"); and

         WHEREAS, the parties desire to amend the compensation provision of the Agreement and add provision that allows Colonial to delegate its responsibilities under the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1. Paragraph 4 (Compensation) of the Agreement is amended and restated in its entirety as follows:

               "4. Compensation. The Fund will pay Colonial a monthly fee consisting of a Flat Fee plus an Asset-Based Fee, as follows:

                  (a) "Flat Fee."  An annual fee of $10,000, paid monthly; plus

                  (b) "Asset-Based Fee."  For any month that the Fund has
                       average net assets of more than $50 million, a fee equal to the average net assets of the Fund for that month multiplied by the Asset-Based Fee
                       Rate. The "Asset-Based Fee Rate" shall be calculated as follows:

                       [(2 x $105,000) - (2 x $10,000)]   /   (average monthly
                        net assets of the Fund plus average
                        month net assets of the Liberty All-Star Equity Fund)

               The Fund also shall reimburse Colonial for any and all out-of-pocket expenses and charges, including fees payable to third parties for pricing the Fund's portfolio securities, in performing services under this Agreement."

2.       The following provision shall be added as paragraph 10 of the
         Agreement:

               "10. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by Colonial under this Agreement, Colonial may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Colonial, provided that Colonial shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. Except as otherwise provided in paragraph 4 herein, all costs and expenses associated with services provided by any such third parties shall be borne by Colonial or such parties."

         A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Agreement as of the date first written above.




                                            LIBERTY ALL-STAR GROWTH FUND, INC.

                                            By:_______________________________
                                                     Name:
                                                     Title:

                                            COLONIAL MANAGEMENT ASSOCIATES, INC.

                                            By:_______________________________
                                                     Name:
                                                     Title:
























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